EXHIBIT 99.1

Forward Air Provides First Quarter 2009 Update

GREENEVILLE, Tenn., April 9, 2009 (GLOBE NEWSWIRE) -- Forward Air Corporation (Nasdaq:FWRD) today provided updated earnings guidance for the first quarter 2009.

Forward Air Corporation today announced that the Company has revised its first quarter guidance for earnings per diluted share to a range of $0.03 to $0.05. Previously, the Company's earnings guidance for the first quarter 2009 was a range of $0.10 to $0.15. This downward revision was necessitated by the continued poor economic environment. In addition, based on recent operating results as well as other market factors, the Company has concluded that intangible assets in its Forward Air Solutions business segment are impaired. This analysis is not yet complete and the Company will provide the magnitude of the impairment charge when it provides financial results for the first quarter.

Bruce A. Campbell, President, CEO and Chairman of the Board, said "The persisting economic recession continues to negatively impact revenues in our airport-to-airport network. Our first quarter tonnages compared to 2008 were down approximately 22%; while yield, driven primarily on a quarter over quarter decline in fuel surcharge revenues, was down approximately 4%. We did not experience any of the typical seasonal tonnage up tick in March and the pricing environment has become increasingly more difficult."

Commenting further, Mr. Campbell said, "Our results were further impacted by losses from operations in our Forward Air Solutions segment, which provides distribution services to the retail industry. While the first quarter in this operating segment is historically weak, this weakness was further exacerbated by the severe downturn in consumer spending. The expected impairment charge related to this segment is being influenced primarily by the current economic environment and related market valuations, and does not diminish our firmly held belief that pool distribution will be a worthy contributor for us in the long term."

Mr. Campbell completed his comments with, "Our cost reduction efforts to date have been reasonably effective, but unfortunately these measures have been unable to offset the recession-driven deterioration in our airport-to-airport revenues. While we will continue to look at every opportunity to eliminate costs, we will not make changes that negatively impact our model in the long-term for the sake of short-term results. Maintaining our network, coupled with utilizing the strength of our balance sheet, will allow us to endure the current environment and emerge on the other side with an even stronger competitive advantage."

Forward Air Corporation will release its first quarter 2009 earnings after the market closes on Monday, April 20, 2009, and hold a conference call to discuss those results on the following day, April 21, 2009 at 9:00 a.m. EDT. The Company's conference call will be available online on the Investor Relations portion of the Company's website at www.forwardair.com or by dialing 800-841-9385, passcode: 799 441 45. A replay of the conference call will be available at www.forwardair.com beginning shortly after completion of the live call.

About Forward Air Corporation

Forward Air Corporation operates two business segments, Forward Air, Inc. and Forward Air Solutions, Inc.

Forward Air, Inc. is a high-service-level contractor to the air cargo industry providing time-definite ground transportation services through a network of 83 terminals located on or near major airports in the United States and Canada. It provides these services as a cost-effective alternative to air transportation of cargo that must be delivered at a specific time but is relatively less time-sensitive than traditional air freight or when air transportation is not economical.

Forward Air Solutions, Inc. is a provider of pool distribution services. Pool distribution involves the consolidation and shipment of several smaller less-than-truckload shipments to a common area or region. Once at the regional destination, the loads are deconsolidated, then grouped with other shipments with common delivery points, and delivered in a very precise, time-sensitive manner. Our pool distribution network consists of 20 terminals within the Mid-Atlantic, Southeast, Midwest and Southwestern United States.

Important Information

This press release contains "forward-looking statements," as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to future events or our future financial performance. Some forward-looking statements may be identified by use of such terms as "believes," "anticipates," "intends," "plans," "estimates," "projects" or "expects." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The following is a list of factors, among others, that could cause actual results to differ materially from those contemplated by the forward-looking statements: economic factors such as recessions, inflation, higher interest rates and downturns in customer business cycles, our inability to maintain our historical growth rate because of a decreased volume of freight moving through our network or decreased average revenue per pound of freight moving through our network, increasing competition and pricing pressure, surplus inventories, loss of a major customer, the creditworthiness of our customers and their ability to pay for services rendered, our ability to secure terminal facilities in desirable locations at reasonable rates, the inability of our information systems to handle an increased volume of freight moving through our network, changes in fuel prices, claims for property damage, personal injuries or workers' compensation, employment matters including rising health care costs, enforcement of and changes in governmental regulations, environmental and tax matters, the handling of hazardous materials, the availability and compensation of qualified independent owner-operators and freight handlers needed to serve our transportation needs and our inability to successfully integrate acquisitions. As a result of the foregoing, no assurance can be given as to future financial condition, cash flows or results of operations. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Forward Air Corporation
          Rodney L. Bell
          423-636-7000
          rbell@forwardair.com